Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:
Media — Dori Sera Bailey, 510 601-4241
Investors — C. Scott Webster, 510 450-4545

DREYER’S TO CLOSE UNION CITY MANUFACTURING FACILITY NEXT YEAR
Company to Expand Operations in Bakersfield and on the East Coast

(OAKLAND, Calif. – October 22, 2003) – Dreyer’s Grand Ice Cream Holdings, Inc. (Dreyer’s) (NNM: DRYR), announced today that it will close its Union City, California, manufacturing facility in the first quarter of 2004, and will expand production capability in Bakersfield, California, and on the East Coast. The Union City closure will impact approximately 221 employees, but Dreyer’s hopes to offer alternative positions or work locations to an estimated one third of those employees.

In June 2003, Dreyer’s combined with the Nestlé Ice Cream Company. The merger brought the total number of Dreyer’s manufacturing facilities to eight, adding three new plants to Dreyer’s previous five. Four of the eight plants are in California – Union City, Bakersfield, Tulare and City of Commerce.

“A combination of factors led us to this very difficult decision,” said William Oldenburg, Dreyer’s executive vice president of Operations. “We need to balance our production to better serve our customers throughout the country. It is economically inefficient to support four plants in California. We need to plan for future demand, and there are physical limitations that inhibit our ability to expand our Union City plant.”

“Our employees and our facility in Union City have been instrumental to Dreyer’s success,” said Oldenburg. “But maintaining this plant, in addition to our three other California facilities, is not economically viable. We deeply regret having to take this action. We are committed to helping our employees transition to new jobs inside and outside the company, and to offering severance benefits for those who leave the business.”

Dreyer’s Union City plant produces packaged and bulk ice cream and frozen desserts. Production will be transferred to other facilities. Plans for expansion in Bakersfield, California, and on the East Coast are in progress.

Dreyer’s Grand Ice Cream Holdings, Inc., and its subsidiaries manufacture and distribute a full spectrum of ice cream and frozen dessert products. Brands of frozen dessert products currently manufactured and distributed by Dreyer’s Holdings in the United States include Grand, Grand Light®, Häagen-Dazs®, Nestlé® Drumstick®, Nestlé® Crunch®, Butterfinger®, Baby Ruth®, Toll House®, Carnation®, Push-Up®, Dole®; Homemade; Fruit Bars; Starbucks®; M&M/Mars and Healthy Choice®. The Company’s premium products are marketed under the Dreyer’s brand name throughout the western states and Texas, and under the Edy’s® name throughout the remainder of the United States. Internationally, the Dreyer’s brand extends to select markets in the Far East and the Edy’s brand to the Caribbean and South America. For more information on the Company, please visit www.dreyersinc.com.

Edy’s, the Dreyer’s and Edy’s logo design, Grand Light, and Homemade, are all trademarks or trade names of Dreyer’s Grand Ice Cream, Inc. The Nestlé and Häagen-Dazs trademarks are licensed to Dreyer’s by Nestlé. All other trademarks and trade names are owned by their respective companies and licensed to Dreyer’s. © 2003 by Dreyer’s Grand Ice Cream Holdings, Inc. All rights reserved.

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